SEQUANS COMMUNICATIONS S.A. AMENDMENT NO. 2
TO CONVERTIBLE PROMISSORY NOTE ISSUED SEPTEMBER 27, 2018
This Amendment No. 2 to Convertible Promissory Note (the “Amendment”) is made as of March 20, 2020 by and between Sequans Communications S.A., a société anonyme incorporated in the French Republic (the “Company”) and Nokomis Capital Master Fund, LP, a Cayman Islands exempted limited partnership (the “Purchaser” and together with the Company, the “Parties”) and is made with reference to the Convertible Promissory Note issued as of September 27, 2018 (the “Note”), as amended on October 26, 2018, under and pursuant to that certain Convertible Note Agreement, dated as of September 27, 2018 (the “Purchase Agreement”), between the Parties. Unless otherwise indicated herein, capitalized terms used herein have the same meanings set forth in the Purchase Agreement.

WHEREAS, the Parties wish to amend the Note to allow the Company, at its option, to in the future extend the maturity date and in certain circumstances change the conversion price and to provide the Purchaser with additional payment of interest upon early conversion of the Note.
NOW, THEREFORE, the Parties hereby agree to amend the Note as follows:
1.    Amendment to Note.

a.	Article II is hereby amended and restated in its entirety as follows:

“ARTICLE II
PAYMENT OF INTEREST
Interest shall accrue on the Accreted Principal Amount (in each case computed on the basis of a 365/366-day year and the actual number of days elapsed in any year) at an annual rate equal to 7.0% per annum or (if less) at the highest rate then permitted under applicable law, which shall be payable by adding such interest to the Accreted Principal Amount on each Interest Payment Date (as defined below), and on the final maturity hereof (the “PIK Amount”); provided that, in the event the Company exercises the Second Option (as defined below) to extend the due date to April 14, 2023 pursuant to Section 3.1, the interest rate shall increase to 9.5% per annum effective upon the date of the exercise of the Second Option, or (if less) at the highest rate then permitted under applicable law; provided further that, in the event the Company exercises the Third Option (as defined below) to extend the due date to April 16, 2024 pursuant to Section 3.1, the interest rate shall increase to 13.5% per annum effective upon the date of the exercise of the Third Option, or (if less) at the highest rate then permitted under applicable law. At any time, the outstanding principal amount of this Note, including all PIK Amounts added thereto through such time, is referred to in this Note as the “Accreted Principal Amount.” The Company shall pay or credit, as applicable, to the holder of this Note all accrued interest (including interest on the Accreted Principal Amount) on each anniversary date of this Note (each, an “Interest Payment Date”), including the final maturity date of this Note. Interest shall accrue on any principal payment due under this Note (including as to accrued interest added to the principal) until such time as payment therefor is actually delivered to the holder of this Note. In the event the holder of this Note converts this Note in full or part prior to April 14, 2022, the Company shall pay additional interest on the portion of the Note converted in the amount of the interest that would have accrued had that portion of the Note been converted one year after the date of actual conversion.”

b.	Section 3.1 of the Note is hereby amended and restated in its entirety as follows:
“Section 3.1 Scheduled Payment. Unless converted or extended as set forth below, the Accreted Principal Amount (including any accrued and unpaid interest) of this Note shall be due and payable on April 14, 2021. Prior to April 14, 2021, the Company may, at its option, elect to extend the maturity date to April 14, 2022 in exchange for the adjustment of the Conversion Rate as set forth in Section 5.2 and the issuance of a warrant to Purchaser as set forth in Article XII (the “First Option”). If the Company exercises the First Option, then, prior to April 14, 2022, the Company may, at its option, elect to extend the maturity date to April 14, 2023 in exchange for an increase in the interest rate as set forth in Article II, the adjustment of the Conversion Rate as set forth in Section 5.2 and the issuance of an additional warrant to Purchaser as set forth in Article XII (the “Second Option”). If the Company exercises the First Option and the Second Option, then, prior to April 14, 2023, the Company may, at its option, elect to extend the maturity date to April 16, 2024 in exchange for an increase in the interest rate as set forth in Article II, the adjustment of the Conversion Rate as set forth in Section 5.2 and the issuance of an additional warrant to Purchaser as set forth in Article XII (the “Third Option”). The First Option, Second Option and Third Option are hereinafter collectively referred to as the Options.”

c.	Section 5.2 of the Note is hereby amended and restated in its entirety as follows:
“The initial Conversion Rate shall be 588.2353 Ordinary Shares (subject to adjustment as provided in this Article V, the “Conversion Rate”) per US$1,000 Accreted Principal Amount (including any accrued and unpaid interest) of the Note. In the event the Company elects to exercise any of its Options to extend the due date pursuant to Section 3.1, upon the exercise of each such Option, the Conversion Rate hereunder after the exercise of such Option shall be equal to the lesser of the then current Conversion Rate and (i) 1,000 divided by (ii) 0.3000 times the 20-trading day volume weighted average price of the ADSs on the New York Stock Exchange immediately preceding the date of the exercise of such Option, per US$1,000 of the Accreted Principal Amount (including any accrued and unpaid interest) of the Note. For clarity, the initial Conversion Rate was determined when one ADS represented the right to receive one Ordinary Share. The ratio of ADS to Ordinary Shares was revised effective November 29, 2019 so that, as of the date of Amendment No. 5 to this Note, one ADS represented the right to receive four Ordinary Shares. To address dilution of the conversion rights granted under the Notes, the Conversion Rate shall be subject to adjustment from time to time pursuant to Sections 5.3, 5.4 and 5.5.”

d.	Article XII is hereby added as follows:

“ARTICLE XII
ADDITIONAL WARRANTS

Upon the exercise of the First Option set forth in Section 3.1, the Company shall issue to Purchaser warrants to purchase a number of Ordinary Shares equal to 10% of the then current Accreted Principal Amount divided by 0.3000 times the 20-trading day volume weighted average price of the ADSs on the New York Stock Exchange (the “VWAP”) immediately preceding the First Option exercise date (the “First Option VWAP”), with a three year term and an exercise price of 0.3000 times the First Option VWAP (the “First Option Warrants”). Upon the exercise of the Second Option set forth in Section 3.1, (i) the Company shall issue to Purchaser warrants to purchase a number of Ordinary Shares equal to 15% of the then current Accreted Principal Amount divided by 0.3000 times the VWAP immediately preceding the Second Option exercise date (the “Second Option VWAP”), with a three year term and an exercise price of 0.3000 times the Second Option VWAP (the “Second Option Warrants”) and (ii) the term of the First Option warrants shall be extended by one year. Upon the exercise of the Third Option set forth in Section 3.1, the Company shall issue to Purchaser warrants to purchase a number of Ordinary Shares equal to 20% of the then current Accreted Principal Amount divided by 0.3000 times the VWAP immediately preceding the Third Option Exercise Date (the “Third Option VWAP”), with a three year term and an exercise price of 0.3000 times the Third Option VWAP.
2.    Effectiveness of this Amendment. This Amendment and the amendments to the Note included herein shall be effective immediately.
3.     Miscellaneous.

a.
Governing Law. The validity, interpretation and performance of this Amendment shall be governed by and construed in accordance with the internal laws of The French Republic (without regard to principles of conflicts of law). The parties agree that the competent courts within the jurisdiction of the Paris Court of Appeal (Cour d’Appel de Paris) shall have exclusive jurisdiction (and are deemed to be a convenient forum for each party) as to resolution of any dispute.

b.
Continuing Effect. Other than as set forth in this Amendment, all of the terms and conditions of the Note will continue in full force and effect. This Amendment shall not be construed as a novation of any of the Note or the Purchase Agreement.

c.
Amendment and Waiver. No modification of or amendment to this Amendment, nor any waiver of any rights under this Amendment, shall be effective unless in writing signed by the Company and the Purchaser. No delay or failure to require performance of any provision of this Amendment shall constitute a waiver of that provision as to that or any other instance.

d.	Successors and Assigns. The terms and conditions of this Amendment shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties.

IN WITNESS WHEREOF, the Parties have executed and delivered this Amendment on March 20, 2020.
COMPANY:
SEQUANS COMMUNICATIONS S.A.
By:
Name:
Title:

PURCHASER:
NOKOMIS CAPITAL MASTER FUND, LP
By:
Name:
Title: